Exhibit 4.1.1

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This Amendment No. 1 (this “Amendment”) is entered into as of December 8, 2004 by and among BIO-RAD LABORATORIES, INC., a Delaware corporation (the “Borrower”), the lenders party to the Credit Agreement referred to below (collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, NA (Illinois)), as one of the Lenders and in its capacity as contractual representative (the “Agent”) on behalf of itself and the other Lenders.

RECITALS:

WHEREAS, the Borrower, the Lenders and the Agent have entered into that certain Credit Agreement dated as of September 9, 2003 (the “Credit Agreement”);

WHEREAS, the Borrower seeks to amend the Credit Agreement to permit the Borrower to incur certain additional Indebtedness; and

WHEREAS, the Lenders and the Agent are willing to amend the Credit Agreement on the terms and conditions herein set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement.

2. Amendments to Credit Agreement. Upon the effectiveness of this Amendment in accordance with the provisions of Section 3 below, the Credit Agreement is hereby amended as follows:

(a) Article I of the Credit Agreement is hereby amended by amending the definition of “Permitted Subordinated Indebtedness” contained therein in its entirety to read as follows:

“Permitted Subordinated Indebtedness” means (i) the Borrower’s 7.50% Senior Subordinated Notes due 2013 in the principal amount of $225,000,000 outstanding on the Closing Date, (ii) up to $25,000,000 of additional Indebtedness of the Borrower, the payment of which is subordinated to payment of the Secured Obligations, the maturity of which is at least six months later than the Facility Termination Date and all of the terms and conditions of which are reasonably acceptable to the Agent and (iii) additional Indebtedness of the Borrower incurred in a single issuance of up to $250,000,000 in principal amount on or before March 31, 2005, the payment of which is subordinated to payment of the Secured Obligations, the maturity of which is at least six months later than the Facility

Termination Date and all of the terms and conditions of which are reasonably acceptable to the Agent. Subordination terms and other terms and conditions substantially similar to those contained in the Indenture dated as of August 11, 2003 between the Borrower and Wells Fargo Bank, National Association, as Trustee, shall be deemed to be reasonably acceptable.

(b) Section 6.21 of the Credit Agreement is hereby amended by amending the last sentence thereof in its entirety to read as follows:

Notwithstanding the foregoing, so long as no Default or Unmatured Default shall have occurred and be continuing or would result therefrom, (i) the Borrower may repurchase the Existing Subordinated Indebtedness, provided that such repurchased Existing Subordinated Indebtedness shall be cancelled and not reissued and (ii) after the issuance of any Subordinated Indebtedness pursuant to clause (iii) of the definition of “Permitted Subordinated Indebtedness,” the Borrower may repurchase any Subordinated Indebtedness (in addition to the Existing Subordinated Indebtedness), provided that the aggregate purchase price for such Subordinated Indebtedness (including principal and premium) on a cumulative basis shall not exceed $50,000,000 and that such repurchased Subordinated Indebtedness shall be cancelled and not reissued.

3. Conditions of Effectiveness. This Amendment shall become effective and be deemed effective as of the date hereof (the “Effective Date”) if, and only if, the Agent shall have received duly executed originals of this Amendment from the Borrower and the Required Lenders. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

4. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lenders that, as of the Effective Date and giving effect to this Amendment:

(a) there exists no Default or Unmatured Default; and

(b) the representations and warranties contained in Article V of the Credit Agreement are true and correct as of the Effective Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct on and as of such earlier date.

5. Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness of this Amendment pursuant to Section 3 hereof, on and after the Effective Date each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import and each reference to the Credit Agreement in each other Loan Document shall mean and be a reference to the Credit Agreement as modified hereby.

(b) Except as specifically waived or amended herein, all of the terms, conditions and covenants of the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of (i) any right, power or remedy of any Lender or the Agent under the Credit Agreement or any of the Loan Documents, or (ii) any Default or Unmatured Default under the Credit Agreement.

6. CHOICE OF LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS 105/5-1 ET SEQ. BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Agent and the Lenders have executed this Amendment No. 1 as of the date first above written.

BIO-RAD LABORATORIES, INC.

By:	/s/ Ron W. Hutton
Name:	Ron W. Hutton
Title:	Treasurer

Amendment No.1 to

Bio-Rad Laboratories, Inc.

Credit Agreement

JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, NA (Illinois)), as a Lender and as Agent

By:	/s/ Stephen C. Price
Name:	Stephen C. Price
Title:	Managing Director

ABN AMRO BANK N.V., as a Lender

By:	/s/ Alexander M. Blodi
Name:	Alexander M. Blodi
Title:	Managing Director

By:	/s/ Eric Oppenheimer
Name:	Eric Oppenheimer
Title:	Director

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ Mark Reardon
Name:	Mark Reardon
Title:	Vice President

BNP PARIBAS, as a Lender

By:	/s/ Sandy F. Bertram
Name:	Sandy F. Bertram
Title:	Vice President

By:	/s/ Katherine Wolfe
Name:	Katherine Wolfe
Title:	Director

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Nuzha Bukhari
Name:	Nuzha Bukhari
Title:	Vice President

Amendment No.1 to

Bio-Rad Laboratories, Inc.

Credit Agreement

COMERICA BANK, as a Lender

By:	/s/ Elise Walker
Name:	Elise Walker
Title:	Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ John E. Burda
Name:	John E. Burda
Title:	Vice President

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Janet Jordan
Name:	Janet Jordan
Title:	Vice President

Amendment No.1 to

Bio-Rad Laboratories, Inc.

Credit Agreement